Exhibit n.1

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Selected Financial and Other Data", “Senior Securities” and “Experts” and to the use of our reports dated (a) December 14, 2011, with respect to the consolidated financial statements as of and for the year ended September 30, 2011, including the consolidated schedule of investments and as of September 30, 2010 and for the period from April 23, 2010 (date of inception) to September 30, 2010 and (b) dated August 22, 2012, with respect to the senior securities table of Medley Capital Corporation as of September 30 2011, included in the Prospectus Supplement dated August 22, 2012 to the Prospectus dated February 16, 2012 (Post-Effective Amendment No. 3 to Form N-2 No. 333-179237).

/s/ Ernst & Young LLP

New York, New York

Date: August 22, 2012